Exhibit 10.6

TRANSITION SERVICES AGREEMENT

dated as of [●], 2022

between

American International Group, Inc.

and Corebridge Financial, Inc.

i

ii

EXHIBIT/SCHEDULE LIST

Exhibit/Schedule No.	Exhibit/Schedule Name

Schedule 1.01	Non-Scheduled Services Methodology
Schedule 2.01-1	Company Received Services

Schedule 2.01-2	AIG Received Services

Schedule 2.02(b)-1	Services AIG Has No Obligation to Provide

Schedule 2.02(b)-2	Services the Company Has No Obligation to Provide

Annex A-1	Data Protection Addendum – Affiliates
Annex A-2	Data Protection Addendum – Non-Affiliates

iii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated and effective as of [●], 2022, is entered into by and between American International Group, Inc., a Delaware corporation (“AIG”), and Corebridge Financial, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, AIG directly owns 90.1% of the outstanding common stock of the Company;

WHEREAS, the Parties anticipate that some or all of the Shares will be sold in one or more offerings (“Separation”), including through an initial public offering (the “IPO”) of a portion of the Company’s common stock;

WHEREAS, the Parties anticipate that the Company Group Members (as determined on the date hereof) will no longer be Affiliates of the AIG Group at some point in time (“Disaffiliation”); and

WHEREAS, in connection with the IPO and Disaffiliation, AIG shall provide or cause to be provided to the Company Group Members, and the Company shall provide or cause to be provided to the AIG Group Members, certain services on a transitional basis commencing on the Effective Date and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.

(a)          The following capitalized terms used in this Agreement have the meanings set forth below:

“AAA” has the meaning set forth in Section 7.08(b)(i).

“Acquired Resource” has the meaning set forth in Section 6.03(c).

“Additional Service” has the meaning set forth in Section 2.05.

“Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that from and after the Disaffiliation Date, no Company Group Member shall be deemed an Affiliate of any AIG Group Member for purposes of this Agreement and no AIG Group Member shall be deemed an Affiliate of any Company Group Member for purposes of this Agreement. For purposes of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person or the power to appoint and remove a majority of the members of the board of directors, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than fifty percent (50%) of the voting securities of such corporation or the voting interest of such partnership or limited liability company.

“Agreed Price” means, (i) with respect to any Scheduled Service, the price set forth opposite such Scheduled Service in Schedule 2.01-1 or Schedule 2.01-2, as applicable, in each case, as may be amended pursuant to the terms of this Agreement, at the frequency set forth opposite such Scheduled Service set forth on the applicable Schedule, or (ii) with respect to any Migration Service, Knowledge Transfer Service, Third-Party Vendor Service or other services provided hereunder which are not Scheduled Services, a price calculated in accordance with the methodology set forth on Schedule 1.01.

“Agreement” has the meaning set forth in the Preamble.

“AIG” has the meaning set forth in the Preamble.

“AIG Contract Manager” has the meaning set forth in Section 2.23(a)(ii).

“AIG Group” means, collectively, AIG and its Subsidiaries (excluding any Company Group Member); and “AIG Group Member” means any member of the AIG Group.

“AIG Indemnified Parties” has the meaning set forth in Section 5.01(b).

“AIG Indemnitors” has the meaning set forth in Section 5.01(a).

“AIG Received Omitted Services” has the meaning set forth in Section 2.02(a).

“AIG Received Services” has the meaning set forth in Section 2.01.

“Ancillary Agreement” means any agreement between a Company Group Member and an AIG Group Member in contemplation of Separation, the IPO or Disaffiliation, including the Separation Agreement and any other Ancillary Agreement as defined in the Separation Agreement.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in the State of New York or the State of Delaware are authorized or required to close.

“Change” has the meaning set forth in Section 2.11(a).

“Change Request” has the meaning set forth in Section 2.11(b).

“Change Request Proposal” has the meaning set forth in Section 2.11(b).

“Commitment” has the meaning set forth in Section 2.07.

“Company” has the meaning set forth in the Preamble.

“Company Confidential Information” has the meaning set forth in Section 7.01(b).

“Company Contract Manager” has the meaning set forth in Section 2.23(a)(i).

“Company Group” means, collectively, the Company and its Subsidiaries (excluding any AIG Group Member); and “Company Group Member” means any member of the Company Group.

“Company Indemnified Parties” has the meaning set forth in Section 5.01(a).

“Company Indemnitors” has the meaning set forth in Section 5.01(b).

“Company Received Omitted Services” has the meaning set forth in Section 2.02(a).

“Company Received Services” has the meaning set forth in Section 2.01.

“Confidential Information” has the meaning set forth in Section 7.01(a).

“Contract Managers” means the Company Contract Manager and the AIG Contract Manager.

“Copyrights” means copyrights and copyrightable works, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof and all rights therein whether provided by international treaties or conventions or otherwise.

“Disaffiliation” has the meaning set forth in the Recitals.

“Disaffiliation Date” means the first date on which the Company Group Members are no longer Affiliates of AIG.

“Dispute” has the meaning set forth in Section 7.08(a).

“Effective Date” means the date of the closing of the IPO, provided that the closing of the IPO occurs on or by December 31, 2022.

“Existing IMA” means any investment management or similar agreement in effect as of the date hereof pursuant to which an AIG Group Member provides investment advisory services to a Company Group Member or a Company Group Member provides investment advisory services to an AIG Group Member.

“Existing Services Agreement” means that certain Service and Expense Agreement, originally dated February 1, 1974, by and among AIG and certain of its subsidiaries, as amended, modified or supplemented from time to time.

“Extended Scheduled Term” has the meaning set forth in Section 6.01(a).

“Force Majeure” means, with respect to a Party, an event (a) beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, earthquakes, sabotage, civil commotion or civil unrest, strikes, lockouts, labor difficulties, interference by civil or military authorities, riots, insurrections or other hostilities, embargo, fuel or energy shortage, acts of Governmental Entities (including bank effective dates and seizures and orders), acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources and (b) that is not reasonably likely to have been prevented by the Party’s commercially reasonable precautions or commercially accepted processes or by the Party’s implementation of its disaster recovery and business continuity plans and policies.

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, regulatory or administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization (including FINRA) with competent jurisdiction.

“Government Recipients” has the meaning set forth in Section 7.01(b).

“Indemnified Party” means either a Company Indemnified Party or an AIG Indemnified Party.

“Indemnitor” means a Party providing an indemnity hereunder pursuant to Article V.

“Initial Scheduled Term” has the meaning set forth in Section 6.01(a).

“Inspection” has the meaning set forth in Section 2.24(b).

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction, including: (a) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trademark and service mark applications and registrations, trade names, service names, taglines, slogans, industrial designs, brand names, brand marks, trade dress, identifying symbols, logos, emblems, signs or insignia, monograms, domain names, domain name locators, meta tags, website search terms and key words, and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) Copyrights (including copyrights in software); (d) trade secrets, know-how, and other confidential and proprietary information including confidential or proprietary data contained in databases, and confidential or proprietary customer lists; (e) domain names and social media accounts; and (f) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (a) – (e) above.

“Interest Rate” means, on any date, two percent (2%) plus the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal, for each of the days in the applicable period.

“IPO” has the meaning set forth in the Recitals.

“Knowledge Transfer Services” has the meaning set forth in Section 2.03.

“Law” means, with respect to any Person, any statute, law, principle of common law, code, treaty, ordinance, injunction, consent, order, license, approval, permit, rule, published regulatory policy or guideline, or regulation of any Governmental Entity.

“Licensee” has the meaning set forth in Section 2.18.

“Losses” means any actual loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, judgment, settlement, assessment, Tax or cost or expense (including reasonable attorneys’ fees and reasonable out of pocket disbursements).

“Migration Services” has the meaning set forth in Section 2.22(a).

“Monthly Charge” has the meaning set forth in Section 5.02(b).

“New Security Threat” means a new security related issue or issues related to new technology or threats that a Provider identifies, in each case which represents a material threat to the integrity of the System or data so threatened.

“Notice of Claim” has the meaning set forth in Section 5.04(a).

“Notice of Dispute” has the meaning set forth in Section 7.08(a).

“Notice of Third-Party Notice Period” has the meaning set forth in Section 6.02(b).

“Omitted Services” has the meaning set forth in Section 2.02(a).

“Party” means AIG and the Company individually, and, in each case, their respective successors and permitted assigns.

“Parties” means AIG and the Company collectively, and, in each case, their respective successors and permitted assigns.

“Pass-Through Charges” has the meaning set forth in Section 3.01(c).

“Permits” has the meaning set forth in Section 2.21(a).

“Person” means any natural person, corporation, trust, estate, general partnership, limited partnership, limited liability company, proprietorship, other business organization or Governmental Entity or other legal entity.

“Personal Information” means information relating to or reasonably capable of being associated with an identified or identifiable person, device or household, including: (i) a natural person’s name, street address or specific geolocation information, photograph, date of birth, telephone number, email address, online contact information, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as a customer number held in a cookie, an Internet Protocol address, a processor or device serial number or unique device identifier; or (ii) “personal data,” “personal information,” “personally identifiable information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Privacy Laws.

“Pre-Effective Date Period” means, with respect to any service provided by, or on behalf of, a Provider to a Recipient (a) any time during the two months prior to the Effective Date or (b) with respect to such services provided on only a periodic basis, any time during the twelve (12) months prior to the Effective Date (in each case, unless such service was terminated in the normal course of business prior to the Effective Date).

“Pre-Signing Agreement” has the meaning set forth in Section 2.07.

“Privacy Laws” means all data protection, data security, data breach notification or privacy laws, and any amendment or re-enactment of them, and, where applicable, regulations implementing or made under them, and binding guidance and codes of practice issued by any applicable regulatory bodies or supervisory authorities, in any jurisdiction (as applicable to the Parties or their Affiliates from time to time during the term of this Agreement).

“Provider” means a Person in the AIG Group or the Company Group providing directly or procuring from a Third-Party Vendor a Service hereunder, in its capacity as the provider or procurer of such Service.

“Recipient” means a Person in the AIG Group or the Company Group to whom a Service is being provided hereunder, in its capacity as the recipient of such Service.

“Replacement Service” has the meaning set forth in Section 2.06.

“Reports” has the meaning set forth in Section 2.09.

“Representative” means any officer, director, employee, auditor, accountant or attorney of a Person.

“Required Change” has the meaning set forth in Section 2.11(c).

“Sales Taxes” has the meaning set forth in Section 3.01(e)(ii).

“Scheduled Services” has the meaning set forth in Section 2.01.

“Scheduled Term” has the meaning set forth in Section 6.01(a).

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” means that certain agreement to be entered into between AIG and the Company, which will govern the parties’ relationship with respect to operations as a result of the Separation.

“Service Charge” has the meaning set forth in Section 3.01(d).

“Service Shortfall” has the meaning set forth in Section 2.10(a).

“Services” means the Scheduled Services, the Migration Services, the Third-Party Vendor Services and the Knowledge Transfer Services.

“Set-Up Costs” means reasonable costs incurred by a Provider (other than with respect to Third-Party Consents and Permits) after the Effective Date in contemplation of (a) providing any Omitted Service to a Recipient, which costs are solely necessary to make changes to such service as it was provided by such Provider to such Recipient during the Pre-Effective Date Period, (b) as a result of a Change required by applicable Law, made in response to a New Security Threat, or made or requested by such Recipient which Change would affect the provision or receipt of the Service, (c) providing Additional Services to a Recipient, which costs are solely necessary to make changes to such service in order to include it as a Scheduled Service, or (d) providing Replacement Services to a Recipient, which costs are solely necessary to make changes to such service in order to replace the existing service.  For the avoidance of doubt, (i) to the extent any Set-Up Costs include Pass-Through Charges for Acquired Resources, the provisions of Section 6.03(c) shall apply and (ii) the costs of actually providing a Service shall be excluded from Set-Up Costs.

“Shares” means the authorized capital stock of the Company.

“Steering Committee” has the meaning set forth in Section 2.23(c).

“Subsidiary” means, with respect to any Person, any other Person controlled by such Person.  For purposes of this Agreement, none of the Company and its Subsidiaries shall be considered Subsidiaries of AIG or any of AIG’s Subsidiaries.

“Systems” means (a) systems, computers, software (including any source code or executable or object code), servers, networks, workstations, routers, hubs, switches, voice or data communication lines, intranet, data, data centers, test environments, and back-ups of all the foregoing, (b) computer-based resources (including third Person services, e-mail and access to computer networks, databases and equipment), and (c) all other information technology, whether tangible or intangible, infrastructure including interfacing infrastructure, databases and related facilities.

“Tax” or “Taxes” means any federal, state, local, or foreign income, franchise, profits, gross receipts, capital base, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, Social Security, disability, occupation, real property, real property transfer, severance, excise and any other taxes or surcharges imposed by a taxing authority, including any related interest, penalties, or addition thereto.

“Third-Party Claim” has the meaning set forth in Section 5.04(a).

“Third-Party Consents” has the meaning set forth in Section 2.13.

“Third-Party Defense” has the meaning set forth in Section 5.04(b).

“Third-Party Vendors” means those unaffiliated third Persons who are providing a Scheduled Service to a Provider, which the Provider in turn provides to, or directs such Person to provide to, a Recipient.

“Third-Party Vendor Services” has the meaning set forth in Section 2.04.

“VAT” has the meaning set forth in Section 3.01(e)(i).

“Work Product” means the results and proceeds of the Services performed hereunder, including all materials, products, reports, documentation, deliverables and inventions developed or prepared by the Provider in performance of such Services.

ARTICLE II

SERVICES

Section 2.01. Services.  On the terms and subject to the conditions set forth in this Agreement, from and after the Effective Date and for the periods set forth in Schedule 2.01-1, subject to Section 6.01, AIG shall provide or cause to be provided to the Company Group the services set forth in Schedule 2.01-1 (collectively with any Company Received Omitted Services, the “Company Received Services”).  On the terms and subject to the conditions set forth in this Agreement, from and after the Effective Date and for the periods set forth in Schedule 2.01-2, subject to Section 6.01, the Company shall provide or cause to be provided to the AIG Group the services set forth in Schedule 2.01-2 (collectively with any AIG Received Omitted Services, the “AIG Received Services”, and collectively with the Company Received Services, the Additional Services and the Replacement Services, the “Scheduled Services”).

Section 2.02. Omitted Services.

(a)          Any services not agreed upon in a Schedule but provided during the Pre-Effective Date Period by an AIG Group Member to a Company Group Member, or by a Company Group Member to an AIG Group Member, can be requested in writing until the date that is one hundred and twenty (120) days after the Effective Date by a Party to this Agreement upon reasonable notice to the other Party’s applicable service manager and Contract Manager in accordance with Section 7.02; provided, that a service provided only on a periodic basis not agreed upon in a Schedule but provided during the Pre-Effective Date Period by an AIG Group Member to a Company Group Member, or by a Company Group Member to an AIG Group Member, can be so requested until the later of the date that is (x) one hundred and twenty (120) days after the Effective Date or (y)  thirty (30) days after the date that such service should have been provided by a Party to this Agreement if it were a Scheduled Service (e.g., thirty (30) days after the first calendar year end if the service was only provided at calendar year end).  Upon receipt of such notice, within a commercially reasonable period of time under the circumstances, (I) AIG shall provide or cause to be provided to the Company Group such additional services (the “Company Received Omitted Services”), and (II) the Company shall provide or cause to be provided to the AIG Group such additional services (the “AIG Received Omitted Services”, and collectively with the Company Received Omitted Services, the “Omitted Services”), in each case (x) only to the extent (1) that after using diligent efforts to identify and enter into commercially reasonable arrangements with another provider with respect to the provision of such Omitted Service, such Recipient has been unable to procure such Omitted Service from a provider other than the Provider on commercially reasonable terms and (2) such Provider owns or has access on commercially reasonable terms to the assets and resources necessary to provide such Omitted Services, and (y) on the terms and conditions (other than price) as were applicable to such services prior to the Effective Date for a term determined pursuant to Section 6.01 and with any applicable Set-Up Costs and any termination charges, determined pursuant to Section 6.02, which price, terms and charges shall be (1) proposed in writing by the applicable Provider within five (5) Business Days of the request from the applicable Recipient for such Omitted Services, or such longer time as the Contract Managers may agree, and (2) agreed by the Parties on or about the time the Provider begins to provide such Omitted Services.  If the Parties fail to reach agreement on the amount of the Agreed Price, Initial Scheduled Term, Extended Scheduled Term, or any applicable termination charges or Set-Up Costs, such issues shall be resolved in accordance with Section 7.08(a), but any such failure to reach agreement on the foregoing shall not delay the provision of the Omitted Service.  The Parties shall enter into an amendment to this Agreement, amending the applicable Schedule 2.01-1 or Schedule 2.01-2 to include the Omitted Services (along with the Agreed Price, Initial Scheduled Term, and termination charges, if any), which shall be provided in accordance with the terms and conditions of this Agreement and the Omitted Services shall be deemed to be Scheduled Services hereunder. Notwithstanding the foregoing, nothing in this Section 2.02(a) shall require a Provider to retain any personnel, to maintain any facilities or systems or to take, or refrain from taking, any other action not otherwise expressly required hereunder.

(b)          Notwithstanding anything to the contrary set forth herein, (i) AIG shall have no obligation pursuant to this Agreement to provide the services set forth on Schedule 2.02(b)-1, (ii) the Company shall have no obligation pursuant to this Agreement to provide the services set forth on Schedule 2.02(b)-2, (iii) AIG shall have no obligation to provide business-related services in connection with a particular function or work stream for which, in accordance with Schedule 2.01-1, AIG is only providing IT support or for which AIG is only providing access to Systems in accordance with Schedule 2.01-1, and (iv) the Company shall have no obligation to provide business-related services in connection with a particular function or work stream for which, in accordance with Schedule 2.01-2, the Company is only providing IT support or for which the Company is only providing access to Systems in accordance with Schedule 2.01-2.

Section 2.03. Knowledge Transfer.  Each Party shall provide or cause its Affiliates to provide, upon the reasonable request of the other Party, (a) the knowledge transfer with respect to the AIG Received Services and the Company Received Services, respectively, and (b) knowledge transfer (i) in the case of AIG, to assist the Company Group in the migration and integration of the Company Received Services and (ii) in the case of the Company, to assist the AIG Group in the migration and integration of the AIG Received Services (collectively, “Knowledge Transfer Services”).  Knowledge Transfer Services will be provided at the Agreed Price.  Knowledge Transfer Services shall not be provided after the date that is thirty (30) days following termination of the particular associated Scheduled Service for which such Knowledge Transfer Services are being used.  For the avoidance of doubt, the termination of any or all Knowledge Transfer Services as contemplated in the immediately preceding sentence shall not affect any of the services and activities contemplated by any other Ancillary Agreement in connection with any cooperation between the Parties with respect to litigation and other regulatory matters, including “litigation holds” and audit assistance.

Section 2.04. Third-Party Vendor Services.  Upon the Company’s reasonable written request, AIG and the AIG Group shall cooperate in the Company’s negotiation for a direct agreement with any Third-Party Vendor (such negotiation and related activity, “Third-Party Vendor Services”); provided, however, that AIG and the AIG Group shall not be required to materially amend any contract, pay any material amount of consideration or otherwise enter into any material accommodation or undertaking with any such Third-Party Vendor in connection with these Third-Party Vendor Services. Third-Party Vendor Services shall be provided for no longer than the duration of the particular associated Service for which such Third-Party Vendor Service is being used.

Section 2.05. Additional Services .    At any time after the Effective Date and during the term of this Agreement, a Recipient may request that a Provider provide additional services (each, an “Additional Service”) hereunder by providing written notice of such request, it being understood that the Provider that receives such request may, in its sole discretion, decline to provide such Additional Service.  In the event that a Provider agrees to provide an Additional Service, the Parties will enter into an amendment to this Agreement, amending the applicable Schedule 2.01-1 or Schedule 2.01-2 to include the Additional Service (along with the Agreed Price, Initial Scheduled Term, and termination charges, if any), which shall be provided in accordance with the terms and conditions of this Agreement and the Additional Service shall be deemed to be a Scheduled Service hereunder.  The Recipient shall be responsible for the Agreed Price, related Pass-Through Charges and any Set-Up Costs of Provider associated with providing such Additional Service.

Section 2.06. Replacement Services .  If any Party is (a) unable to, or unable to continue to, provide any Company Received Services or AIG Received Services for which it is identified as a Provider for any reason outside such Party’s control or (ii) prevented from providing any Company Received Services or AIG Received Services for which it is identified as a Provider by reason of Section 2.07 or Section 2.13, the Provider shall immediately notify the applicable Recipient and shall use its, or shall cause its Subsidiaries to use their respective, commercially reasonable efforts to promptly provide or procure for the applicable Recipient substantially equivalent services and support (such service and support, a “Replacement Service”).  In the event that a Provider is required to provide or procure a Replacement Service, the Parties will reasonably cooperate in good faith to enter into an amendment to this Agreement, amending the applicable Schedule 2.01-1 or Schedule 2.01-2 to include the Replacement Service (along with the Agreed Price, Initial Scheduled Term, and termination charges, if any), and such Replacement Service shall be deemed to be a Scheduled Service, as applicable, hereunder.  The Recipient shall be responsible for the Agreed Price, related Pass-Through Charges and any Set-Up Costs of Provider associated with providing such Replacement Service.

Section 2.07. Exception to Obligation to Provide Services.  Notwithstanding anything to the contrary contained herein, no Provider shall be obligated to (and no Party shall be obligated to cause any Provider to) provide, or continue to provide, any Service, if the provision of such Service would (a) violate any applicable Law, (b) violate any agreement, license or documented commitment to customers (“Commitment”); (c) result in the disclosure of information subject to any applicable privileges (including the attorney-client or similar privilege), or (d) be used by or for any line of business, or other material asset acquired by, assumed or otherwise transferred to, such other Party following the Effective Date; provided, however, that (i) the foregoing limitation with respect to agreements, licenses and Commitments shall only apply to any such agreement, license or Commitment entered into with an unaffiliated third party prior to the Effective Date (each, a “Pre-Signing Agreement”) and Provider shall promptly notify Recipient of any Service affected thereby; (ii) with respect to (a) and (b) above, Provider shall use commercially reasonable efforts to obtain or cause to be obtained Third-Party Consents and Permits such that the Services might be provided, or continue to be provided, without violation of Law or any agreement, license or Commitment, including as of the Disaffiliation Date, if applicable; (iii) with respect to (a), (b) and (c) above, Provider shall (x) make any commercially reasonable changes with respect to such Services such that they might be provided, or continue to be provided, without violation of Law or any agreement, license or Commitment, or disclosure of information subject to applicable privileges (which changes, for the avoidance of doubt, shall be deemed to be Required Changes), (y) if no such changes are reasonably possible, provide a Replacement Service in accordance with Section 2.06, and (z) continue to be obligated to provide such Service to the extent that doing so would not result in a violation of applicable Law, or any Pre-Signing Agreements, or disclosure of privileged information; and (iv) with respect to (d) above, the Recipient may request a Change to a Service in order for such Service to be used by or for any line of business, or other material asset acquired by, assumed or otherwise transferred to, the Recipient, and that such Provider will consider such Change Request as contemplated in Section 2.11(b). For the avoidance of doubt, nothing in this Section 2.07 is intended to relieve a Party of its obligations, or to modify the obligations, under Section 2.13.

Section 2.08. Standard of the Provision of Services.  Each Provider shall provide the Services hereunder: (a) in accordance with applicable Law and with such Provider’s written policies and procedures, to the extent applicable and (b) at substantially the same standards of performance, consistent with such Provider’s practices for providing such Services during the Pre-Effective Date Period, to the extent applicable.  In determining whether a Provider has complied with Section 2.08(b), the Parties shall consider the timing of the delivery of the Service, the form of the deliverables resulting from the Service, whether any Change has been made to the Service, whether there has been a material change in the volume of the Service and whether certain related services and Systems have been migrated to the Recipient, its Affiliates or a third party.

Section 2.09. Reports.  At Recipient’s request, each Provider shall provide to its corresponding Recipient the same reports that it provided during the Pre-Effective Date Period (subject to any limitations under contract, privilege or Law applicable upon Disaffiliation) with respect to the Company Received Services and the AIG Received Services in the same form and at the same times as provided during the Pre-Effective Date Period or otherwise agreed to in writing by the Parties (the “Reports”).  To the extent a Provider provides a service to a Recipient through a Third-Party Vendor and such Third-Party Vendor delivers a Systems and Organization Controls (SOC) report to the Provider, the Provider shall forward such report to the Recipient promptly following its receipt thereof.

Section 2.10. Failure to Meet Standards for Services; Inability to Perform.

(a)          If a Contract Manager, on behalf of a Party or its Affiliate that is a Recipient, provides the applicable service manager of a Provider and the other Party’s Contract Manager with a written notice of any purported failure to meet any standard of the Services required by this Agreement resulting in timing or quality of performance of any Service falling materially below the standard set forth in Section 2.08 (“Service Shortfall”), as determined by such Recipient and the applicable Contract Manager in good faith, and if the other Party’s Contract Manager agrees that a Service Shortfall exists, then the applicable Provider shall promptly rectify such failure at its own expense, using commercially reasonable efforts.  Any disagreement as to whether a Service Shortfall has occurred or otherwise relating to any Service Shortfall that is not promptly rectified to the Recipient’s reasonable satisfaction shall be rapidly and timely escalated and resolved in accordance with Section 7.08(a)(i) on an expedited basis.  In no event will a Service Shortfall be the basis for any service credits, financial penalties or other additional liability as between the Parties (but excluding Losses payable to a third party in accordance with and subject to Article V).  For the avoidance of doubt, the procedures set forth in Section 7.08 shall be the exclusive procedures for determining disputes regarding Service Shortfalls and any remedies for such Service Shortfalls.

(b)          To the extent that any Provider fails to provide, or fails to timely provide, any Service as required hereunder or fails to meet the applicable standards for any Service as set forth herein, unless such failure resulted primarily from the act or omission of the Recipient (even if such failure to provide a Service is excused by Force Majeure pursuant to Section 6.04), then such Recipient and its Affiliates shall have no obligations or liability hereunder or under any other Ancillary Agreement for failure to meet their obligations hereunder or under any other Ancillary Agreement to the extent such failure by such Recipient or its Affiliates is primarily attributable to the Provider’s failure to provide, to timely provide, or to meet the applicable standards with respect to such Service until such time as such Provider cures such failure to the extent required to enable such Recipient or its Affiliates to resume fulfilling such obligations hereunder or under the other applicable Ancillary Agreements.

Section 2.11. Change in Services.

(a)          Subject to Section 2.08, a Provider may, from time to time, reasonably add, supplement, modify, substitute or otherwise alter (“Change”) the Services provided by it in a manner that does not (i) adversely affect in any material respect (x) the quality or availability of such Services or (y) with respect to Changes made by a Provider that are not pursuant to a Change Request from a Recipient, the liability or risk associated with receiving the applicable Services, or (ii) materially increase the cost to the Recipient of receiving or using such Services; provided that, to the extent that any such Change is reasonably likely to modify, substitute or otherwise alter the receipt or use of such Services, the Provider shall provide such Recipient with reasonable advance written notice to the applicable service manager and Contract Manager of the implementation of the Change.

(b)          The Contract Manager, on behalf of a Party or its Affiliate that is a Recipient, may request in writing any Change to a Service, which request shall include a description of the proposed Change requested and the associated business specifications (“Change Request”).  The Provider shall have ten (10) Business Days from the date of receipt of the Change Request (unless otherwise mutually agreed in writing by the Parties) to provide the applicable Contract Manager with a written proposal (“Change Request Proposal”), prepared at the Agreed Price at such Recipient’s expense.  The Provider, the Recipient and both Contract Managers shall then use commercially reasonable efforts to negotiate in good faith reasonably practicable terms for implementing the proposed Change, including the estimated time and price of implementing the proposed Change (including with respect to any Set-Up Costs, Third-Party Consents and Permits necessary to implement the proposed Change) and any potential impact of the proposed Change on then-existing Services.  If the Parties agree in writing upon a Change Request Proposal or a written variation thereof, the Schedules (if applicable) shall be amended to include the terms and conditions of such agreed-upon Change Request (including the Agreed Price for such Change and any related Pass-Through Charges and any modifications to the Agreed Price and related Pass-Through Charges for such Service on account thereof).

(c)          Notwithstanding the foregoing, if a Change is required by applicable Law or is in response to a New Security Threat, a Provider shall make, at its own initiative or upon the request of the Contract Manager for the Party or its Affiliate that is the Recipient of the applicable Services of such Provider, any and all changes to the Services necessary to comply with applicable Law and any changes thereto or to respond to such New Security Threat (any such changes to the Services, a “Required Change”); provided that (i) such Provider shall provide reasonable advance written notice to the applicable service manager and Contract Manager for such Recipient of the implementation of any Required Changes, and (ii) any disputes arising in connection therewith shall be rapidly and timely escalated and resolved in accordance with Section 7.08(a)(i) on an expedited basis.  The Recipient shall pay to the Provider the Agreed Price for such Required Change and any related Set-Up Costs and Pass-Through Charges incurred by such Provider in making any Required Changes and shall pay any incremental Agreed Price and related Pass-Through Charges incurred by such Provider in providing the Services after implementation of the Required Change; provided that, with respect to a change in Law or New Security Threat that is applicable to the businesses of both the Provider and the Recipient, the Parties shall share on a pro rata basis in the Agreed Price and related Set-Up Costs and Pass-Through Charges incurred by the Provider in making any Required Change, the incremental Agreed Price and related Pass-Through Charges incurred by such Provider in providing the Services after implementation of the Required Change and the benefits of any incremental reduction in the Agreed Price enjoyed by such Provider in providing the Services after implementation of the Required Change. Each Party shall promptly notify the other Party in writing of any changes in applicable Law or New Security Threat that may relate to the provision or receipt of the Services.

Section 2.12. Services Provided by Other Persons.  Any Provider may cause any Person, including any Affiliate of such Provider or a Third-Party Vendor, to provide any Service or any portion thereof; provided, however, that such Person and all Services provided by such Person shall be subject to confidentiality provisions as protective as the terms and conditions set forth herein, including service standards, and that AIG or the Company, as the Provider, shall remain responsible for the performance by such Person of all of its obligations hereunder with respect to the Services provided by such Person so that such performance is in accordance with the terms and conditions hereof; provided, further, that such Provider shall provide the Recipient with advance written notice to the applicable service manager and Contract Manager of its intention to engage such Person to provide such Services, or any portion thereof; provided, further, that the engagement of any such Person shall be subject to the other Party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, but no consent shall be needed if such Person (a) is an Affiliate of the Provider, either as of the Effective Date or as of the date such engagement occurs, or (b) provided the same or similar Services to either the AIG Group or the Company Group, as the case may be, during the Pre-Effective Date Period, or (c) is providing the Services after the Effective Date to a Recipient and concurrently providing similar Services to an Affiliate of the Provider.

Section 2.13. Consents.  Each Party shall use its commercially reasonable efforts to obtain, or shall cause its Affiliates providing the Services on its behalf to use commercially reasonable efforts to obtain, any consents or approvals of any third party  (“Third-Party Consents”) necessary for: (a) the Services to be provided to and received by the applicable Recipient; and (b)  the applicable Recipient to use any deliverables (including Work Product) provided in connection therewith; provided that, any costs and expenses incurred by the Recipient and any reasonable and documented out-of-pocket costs and expenses incurred by Provider in connection with seeking or obtaining such Third-Party Consents (including, without limitation, reasonable attorneys fees) shall be borne by the Recipient.  In the event such Third-Party Consents are not obtained, the provisions of Section 2.06 shall apply.  The Parties shall use commercially reasonable efforts to cooperate in obtaining Third-Party Consents; provided that the Party with the relationship with the applicable vendor or Governmental Entity shall control all communications and negotiations with such vendor or Governmental Entity with respect to the Third-Party Consent sought to be obtained.

Section 2.14. Personnel and Equipment.

(a)          AIG or the Company, as the case may be, shall, and shall cause the Provider of any Service to make available to the Recipient of such Service such personnel as may be necessary to provide such Service; provided, however, that, subject to Section 2.08, such Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, however, that any such removal or replacement shall not relieve the Provider of its obligations to provide any Service hereunder. Subject to Section 2.08, nothing in this Agreement shall obligate a Provider (or AIG or the Company, as the case may be, to cause any Provider) to (i) hire any additional employees, increase the number of employees or provide any incentives to employees in addition to those in effect immediately prior to the Effective Date, (ii) to retain the employment of any particular employee or retain the services of any particular consultant, contractor or agent or (iii) to acquire additional equipment, software or other resources to provide the Services.

(b)          The Provider of any Service shall be solely responsible for all (i) salary, employment and other benefits and liabilities; (ii) payroll, employment, social security, workers’ compensation, unemployment, disability and similar Taxes (including all withholding taxes on such payments or benefits) and (iii) compliance with all employment, immigration and any other applicable Laws, in the case of (i) through (iii) relating to the personnel of such Provider assigned to perform such Service.  In performing their respective duties hereunder, all such personnel of a Provider shall be under the direction, control and supervision of such Provider and, subject to Section 2.08, such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.  The Recipient of any Service shall not have the ability to request that any Service be performed by a particular employee of the Provider.

(c)          No provision of this Agreement is intended or shall be deemed to have the effect of placing the management or policies of any Recipient under the control or direction of any Provider, or vice versa, including the management of any Personnel of any Service Provider.

Section 2.15. Cooperation.

(a)          Each Party shall perform all obligations hereunder in good faith and use commercially reasonable efforts to cooperate with the other in all matters relating to the provision and receipt of the Services.  In furtherance of the foregoing: (i) each Party shall timely notify the other in writing as soon as reasonably practicable in advance of any circumstances that could have a material adverse effect on the Services or security and work with the other Party to minimize the effect of such circumstances; (ii) each Party shall timely provide information and documentation reasonably requested by the other Party to be used in the provision or receipt of the Services hereunder; and (iii) each Recipient and its Affiliates shall use commercially reasonable efforts to (A) cooperate with the applicable Provider and its Affiliates with respect to the provision of any Service and (B) enable the applicable Provider and its Affiliates to provide the Services in accordance with this Agreement.  Except as required by applicable Law, no Recipient or its Affiliates shall take any action that would interfere with or materially increase the costs of a Provider’s providing any of the Services without the consent of the Provider, such consent not to be unreasonably withheld, conditioned or delayed.  In addition, each Recipient shall comply with any restrictions in the applicable licenses and agreements that the applicable Provider has with third parties that are used in the provision of Services of which the Recipient is made aware of by the Provider.  Except as required by applicable Law or otherwise in the case of a Required Change, no Provider or its Affiliates shall take any action that would materially increase the amounts to be paid by the Recipient with respect to a Service without the consent of the Recipient, such consent not to be unreasonably withheld, conditioned or delayed and a Provider shall make commercially reasonable efforts to minimize all costs that will be passed through to a Recipient directly or indirectly.

(b)          In furtherance of such cooperation, the Parties shall work together to create procedural documentation for those Services as requested by the applicable Recipient to assist such Recipient in receiving such Services; provided that such documentation shall not establish service levels pursuant to Section 2.08 or otherwise under this Agreement; and provided further that such documentation will be provided as a Knowledge Transfer Service at the Agreed Price.

Section 2.16. Data Privacy and Security.  For any period during the Scheduled Term that a Provider and a Recipient are Affiliates, the provisions of Annex A-1 (Data Protection Addendum – Affiliates) shall apply, and the Parties shall comply with the terms and conditions set forth therein.  For any period during the Scheduled Term that a Provider and a Recipient are not Affiliates, the provisions of Annex A-2 (Data Protection Addendum – Non-Affiliates) shall apply, and the Parties shall comply with the terms and conditions set forth therein.

Section 2.17. No Agency.  Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party acting as an agent of another unaffiliated Party in the conduct of such other Party’s business.  A Provider of any Service hereunder shall act as an independent contractor and not as the agent of any Recipient or its Affiliates in performing such Service.

Section 2.18. Intellectual Property.  Except as otherwise expressly provided herein, each of AIG and the Company and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property (including Work Product, as provided for herein) and any and all improvements, modifications and derivative works thereof.  No license or right, express or implied, is granted hereunder by AIG, the Company or their respective Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each of AIG and the Company, for itself and on behalf of their respective Affiliates, hereby grants to the other (and their respective Affiliates) a non-exclusive, fully paid up, royalty-free, world-wide, revocable (only as expressly set forth herein), non-transferable (except as provided in Section 7.05) license during the term of this Agreement to such Intellectual Property that is provided by the granting Party to the other Party (“Licensee”) in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service as permitted by this Agreement.

Section 2.19. Divestitures.

(a)          If a Party sells or divests any Affiliate that provides the Services hereunder or assets that are used to provide the Services hereunder, such Party shall use commercially reasonable efforts to provide, or cause the sold or divested Affiliate or another Person to provide, for the continuity of the Services on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein and without requiring a material change to the Recipient’s business processes or operations.

(b)          If a Party sells or divests any Affiliate that receives the Services hereunder, the other Party shall use commercially reasonable efforts to provide and shall cause its Affiliates to use commercially reasonable efforts to provide for continuity of the Services on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein to the extent so requested by the transferee; provided that the Party providing, or causing to be provided, the Services shall not be required to incur any material additional costs or to make any material change to the manner in which such other Party provides such Services; provided, further, that the selling or divesting Party shall remain responsible for all payment and other obligations hereunder with respect to such Services.

Section 2.20. Reorganization.  In the event that the Company Group internally restructures, reorganizes or transfers the business receiving the Services hereunder to an Affiliate, AIG shall be obligated to continue to provide, or cause to be provided, the Services to such Affiliate on the same price, terms and conditions as are in effect immediately prior to such reorganization, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein; provided that AIG shall not be required to incur any material additional costs or to make any material change to the manner in which AIG provides such Services.  In the event that the AIG Group internally restructures, reorganizes or transfers the businesses receiving the Services hereunder to an Affiliate, the Company shall be obligated to continue to provide, or cause to be provided, such Services to such Affiliate on the same price, terms and conditions as are in effect immediately prior to such reorganization, and in a manner which does not cause a degradation in any material respect in the service standards set forth herein; provided that the Company shall not be required to incur any material additional costs or to make any material change to the manner in which the Company provides such Services.

Section 2.21. Permits.

(a)          Each Party represents and warrants to the other Party that they and any of their Affiliates that are Providers through which they provide a Service have all material licenses, permits, rights and approvals of Governmental Entities (“Permits”) necessary to provide such Service.

(b)          Each Party shall be responsible for and bear the costs of keeping in force all Permits necessary for such Party or its applicable Affiliates to provide the applicable Services until the expiration of the respective Scheduled Term or Extended Scheduled Term for such Service; provided that, if such Party or its Affiliates are only required to maintain such Permit for purposes of providing the Services hereunder, the applicable Recipient shall bear the costs of keeping in force such Permit.

Section 2.22. Migration.

(a)          The Parties shall use, and cause their respective Affiliates that are Providers or Recipients to use, their reasonable good faith efforts to cooperate with and assist each other in connection with the migration of the Company Group and their businesses from the AIG Group and their businesses, in each case and to the extent reasonably agreed by the Parties, taking into account the need to minimize both the cost of such migration and the disruption to the ongoing business activities of the Parties and their respective Affiliates (including minimizing the financial impact of any volume or other discounts with Third-Party Vendors).  In furtherance thereof, to the extent the Parties have not already done so prior to the Effective Date, the Parties shall consult for the purpose of agreeing on a migration plan with respect to the Scheduled Services (and the related resources, data and information) within sixty (60) days following the Effective Date.  To the extent that a Recipient requires reasonable support, assistance and other services to effect an orderly migration (such support, assistance and other services, to the extent not contemplated by Schedule 2.01-1 or Schedule 2.01-2, “Migration Services”), the Parties shall meet to discuss and agree on the scope of the Migration Services.  The Provider shall provide Migration Services on a schedule that is mutually established by the Parties in good faith. For any Migration Services, the Recipient shall pay to the Provider the Agreed Price.  Any disputes between the Parties as to the identification of, terms of or schedule for Migration Services shall be rapidly and timely escalated and resolved in accordance with Section 7.08(a)(i) on an expedited basis.

(b)          The Parties acknowledge and agree that Migration Services may include (i) the applicable Provider’s cooperation with and assistance to the applicable Recipient in connection with training personnel, including providing reasonable access to such Provider’s personnel and facilities in order to train an agreed number of such Recipient’s personnel and (ii) the provision of services in connection with a Recipient’s migration to non-Provider Systems, including the transfer of records, segregation and migration of historical data, migration-specific enhancements and cooperation with and assistance to third-Person consultants engaged by such Recipient in connection with the foregoing.

Section 2.23. Primary Points of Contact for this Agreement; Steering Committee.

(a)          Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)          The individual appointed by the Company as the primary point of operational contact pursuant to this Section 2.23(a) (the “Company Contract Manager”) shall have overall operational responsibility for coordinating, on behalf of the Company, all activities undertaken by the Company Group and their Representatives hereunder, including the performance of the relevant Company Group Member’s obligations, the coordination of the provision of the Services with the relevant AIG Group Member, acting as a day-to-day contact with the AIG Contract Manager, and making available to the AIG Group the data, resources and other support services from the Company Group required for the AIG Group to be able to provide the Services in accordance with the terms of this Agreement.  The Company may replace the Company Contract Manager with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to AIG pursuant to Section 7.02.  The Company shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change, or for a shorter period of time, the amount of notice reasonable under the circumstances.

(ii)          The individual appointed by AIG as the primary point of operational contact pursuant to this Section 2.23(a) (the “AIG Contract Manager” shall have overall operational responsibility for coordinating, on behalf of AIG, all activities undertaken by the AIG Group and their Representatives hereunder, including the performance of the relevant AIG Group Member’s obligations, the coordination of the provision of the Services with the relevant Company Group Member, acting as a day-to-day contact with the Company Contract Manager and making available to the Company Group the data, resources and other support services from the AIG Group required for the Company Group to be able to provide the Services in accordance with the terms of this Agreement.  AIG may replace the AIG Contract Manager with an employee or officer with comparable knowledge, expertise and decision-making authority from time to time upon written notice to the Company pursuant to Section 7.02.  AIG shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change, or for a shorter period of time, the amount of notice reasonable under the circumstances.

(iii)        In addition to the responsibilities set forth in Section 2.23(a)(i) and Section 2.23(a)(ii) and Section 7.08(a), the Contract Managers shall have the authority to approve in writing modifications to the Services, the terms on which the foregoing are provided and the Schedules, in each case, in accordance with the terms of this Agreement.

(b)          Unless otherwise mutually agreed between the Contract Managers, the Parties shall ensure that the AIG Contract Manager and the Company Contract Manager meet at least weekly, in person or telephonically, during the term of this Agreement.  In addition, at least once per quarter during the term of this Agreement, the Contract Managers and the Steering Committee shall meet to discuss this Agreement and any issues arising hereunder.

(c)          AIG and the Company will establish a steering committee (the “Steering Committee”), which shall comprise (i) one (1) member of executive management with decision-making authority from AIG and (ii) one (1) member of executive management with decision-making authority from the Company.  Each of AIG and the Company may replace its member of the Steering Committee with a member of executive management with comparable decision-making authority from time to time upon written notice to the other Party pursuant to Section 7.02.  Any Party replacing its member of the Steering Committee shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change, or for a shorter period of time, the amount of notice reasonable under the circumstances.

Section 2.24. TSA Records.

(a)          During the term (including, if applicable, any extended term) of any Service and for a period thereafter equal to the greatest of (i) any additional period required by applicable Law, (ii) any additional period required by the Provider’s record retention policies that are provided to the Recipient and (iii) six (6) months, AIG and the Company shall each maintain, and shall use commercially reasonable efforts to cause their respective Providers to maintain, true and correct records of all receipts, invoices, reports and other documents relating to the Services rendered and activities performed hereunder in accordance with applicable Law and its standard accounting and record management practices and procedures, consistently applied, which practices and procedures are employed by AIG, the Company or such Providers (as applicable) in their provision or receipt of services for themselves and their Affiliates.

(b)          As and when so reasonably requested by the Contract Manager of a Recipient for the purpose of verifying invoices submitted to such Recipient and/or any Provider’s performance of Services, or by a Governmental Entity acting pursuant to applicable Law, the Party acting as the Provider shall cause each applicable Provider to permit at reasonable times and from time to time, but in no event more than one inspection per calendar year, by such Recipient and/or its external auditors (an “Inspection”) wherein such Provider shall (i) make books and records concerning the calculation of any fees or Taxes, the performance of the Services provided pursuant to this Agreement (including IT infrastructure and general IT controls) and/or the invoices submitted to AIG or the Company or its Affiliate which is a Recipient, available for inspection by such Person(s) as such Recipient designates as its authorized Representative(s) and (ii) give such Representatives reasonable access during regular business hours to facilities, officers, employees and other representatives of such Provider, including attorneys, accountants and others, in connection with such Inspection without disruption in any material respect of the business operations of such Provider.  There shall only be one Inspection per year calendar, unless additional inspections are necessary to respond to a request or demand by a Governmental Entity, or are required under applicable Law; provided that if an Inspection begun in a calendar year continues into the next calendar year, such Inspection shall not count as the Inspection for the second year.  The Provider shall reasonably cooperate with the Recipient in terms of providing access to information and people as is necessary for the Recipient to meet its audit obligations, including the Recipient’s obligations to comply with a request from a Governmental Entity.

(c)          Following the Effective Date, if it is determined pursuant to the dispute resolution process in Section 7.08 (including any arbitration proceeding between the Parties), or the Parties otherwise agree, (i) that an Inspection has revealed that a Provider has overcharged a Party or its Affiliates for the Services, the Party acting as Provider shall credit (or, if the applicable Provider has ceased providing the Services or access to the Schedules Services, shall refund) promptly, the Party acting as the Recipient or its Affiliate which is a Recipient for the amount of the overcharge plus interest thereon calculated from the date of payment of the overcharge using the applicable Interest Rate and (ii) that an Inspection has revealed that a Provider has undercharged a Party or its Affiliates for the Services, the Party acting as the Recipient or its Affiliate which is a Recipient for the amount of the undercharge shall promptly pay the difference between the undercharge and the amount that should have been charged.  The costs and expenses incurred by the Recipient, the Provider and their respective Affiliates in connection with an Inspection shall be borne by such Recipient.

(d)          Following the Effective Date, to the extent that an Inspection identifies any material deficiencies or issues (other than in connection with overcharges or undercharges, which are addressed in Section 2.24(c)), such deficiencies or issues shall be referred to the Contract Managers and, if necessary, the Steering Committee, resolved pursuant to Section 7.08.

(e)          Following the Disaffiliation Date, any issues with respect to the migration and delivery of records under this Section 2.24 shall be handled in accordance with the provisions of the Separation Agreement regarding Corebridge Records and AIG Records (as those terms are defined therein).

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01. Costs and Disbursements.

As consideration for providing the Services:

(a)          Scheduled Service Charges:  Except as otherwise set forth on the applicable Schedule, (i) the Company shall cause the Recipient of any Scheduled Service set forth in Schedule 2.01-1 to pay to the applicable Provider the Agreed Price and any charges in connection with any Changes thereto, and (ii) AIG shall cause the Recipient of any Scheduled Service set forth in Schedule 2.01-2 to pay to the applicable Provider the Agreed Price and any charges in connection with any Changes thereto.

(b)          Other Service Charges:  For each Migration Service, Knowledge Transfer Service or Third-Party Vendor Service, AIG or the Company, as applicable, shall cause the Recipient to pay to the applicable Provider an amount equal to the Agreed Price for such service.

(c)          Pass-Through Charges:  Except to the extent any such out-of-pocket costs and expenses are known to the applicable Provider on the date hereof and are embedded in the Agreed Price set forth on Schedule 2.01-1 or Schedule 2.01-2, AIG or the Company, as applicable, shall cause the Recipient to pay to the Provider actual out-of-pocket costs and expenses paid to any unaffiliated third Person (less any Sales Tax or VAT recoverable by such Provider or any of its Affiliates), incurred by a Provider or its Affiliates in the provision of any Service (collectively, “Pass-Through Charges”); provided that (a) any such cost that is materially inconsistent with historical practice and applicable only to the Recipient (as compared with a cost applicable to both Provider and Recipient) shall not be incurred without the prior written approval of the applicable Recipient and (b) all travel expenses that are included as a Pass-Through Charge shall only be reimbursed in accordance with such Recipient’s travel policies previously provided in writing to the Provider.  Pass-Through Charges in excess of $1,000,000 for a single expense shall not be incurred without the prior written approval of the applicable Recipient (but excluding any Pass-Through Charges that are variable charges already included in Schedule 2.01-1 or Schedule 2.01-2, for which approval is deemed given); provided that if such Recipient does not approve the incurrence of such expense, AIG and the Company shall discuss in good faith commercially reasonable alternatives to the incurrence of such expense; and provided, further that if AIG and the Company do not agree to a commercially reasonable alternative to the incurrence of such expense and such Recipient still does not approve the incurrence of such expense, then the applicable Provider may terminate the Service related to such Pass-Through Charge within fifteen (15) Business Days of delivering a written notice to such effect to the Company or AIG in accordance with Section 7.02, as the case may be, and the applicable Contract Manager, unless, during such fifteen (15) Business Day period, such Recipient approves the incurrence of such expense.

(d)          Invoices:  Invoices for Agreed Prices charged for Scheduled Services, Migration Services, Knowledge Transfer Services and Third-Party Vendor Services during the applicable month (the “Service Charges”) and Pass-Through Charges for each Recipient shall be invoiced to the Party that is such Recipient’s Affiliate (e.g., all charges for an Affiliate of the Company shall be invoiced to the Company).  Each month’s Service Charges and Pass-Through Charges for each Recipient shall be set forth in an invoice (which invoice or related documentation shall provide reasonable detail regarding the calculation of the amount set forth in the invoice unless such amount is a fixed amount set forth in a Schedule) (i) prior to the Disaffiliation Date, delivered by the Provider (or its Affiliates) to the Recipient (or its Affiliates) in accordance with the procedures used by the AIG Group and the Company Group, as applicable, for Affiliate invoices immediately prior to the Effective Date and (ii) from and after the Disaffiliation Date, delivered from the applicable Party on behalf of all of its Providers that are Affiliates and submitted to the Person at AIG or the Company, as the case may be, designated to receive such invoices, with copies of all such invoices sent simultaneously to the applicable Contract Manager, and, in each case of clauses (i) and (ii), with all amounts due calculated and payable in U.S. dollars, unless otherwise required by applicable Law, otherwise designated in the applicable Schedule, or otherwise agreed to by the Parties in writing.  The applicable Party issuing the invoice shall do so by the last Business Day of the calendar month to which such invoice relates, and the Party receiving the invoice shall pay all amounts set forth in such invoice and not disputed pursuant to Section 3.02 via electronic funds transfer (instructions to be separately provided), no later than the last Business Day of the calendar month following such Party’s receipt of such invoice.  The Parties acknowledge that there may be a lag with respect to charges associated with Third-Party Vendors that provide or support a Service; the applicable Party issuing the invoice shall use commercially reasonable efforts to include such Third-Party Vendor charges promptly on the next invoice to the applicable Party following receipt of documentation from the Third-Party Vendor of such charges.  Any amount required to paid pursuant to this Agreement and not paid by the due date for payment shall be subject to late charges using the Interest Rate.

(e)          VAT and Sales Tax Matters:

(i)          All charges are exclusive of applicable value added taxes, goods and services tax and equivalent taxes (including the Japanese Consumption Tax) (“VAT”).  Where VAT is required by law to be remitted by the Provider, or Provider’s Affiliate, Provider or Provider’s Affiliate (as applicable) shall include such VAT on a valid VAT invoice (as required by applicable law) and shall be solely responsible for the transfer of such VAT to the appropriate tax authority.  Recipient and Recipient’s Affiliates shall not be liable for any penalties or interest arising from Provider or Provider’s Affiliate (as applicable) failing to remit such VAT on a timely basis.  To the extent any VAT is required to be self-assessed by the Recipient, or Recipient’s Affiliate, Recipient or Recipient’s Affiliate (as applicable) shall be responsible for payment thereof to the appropriate tax authority.  Provider and Provider’s Affiliates shall not be liable for any penalties or interest arising from Recipient or Recipient’s Affiliate (as applicable) failing to remit such VAT on a timely basis.

(ii)          Notwithstanding any provision to the contrary, all consideration paid hereunder is exclusive of any sales, use, transfer, or similar gross-receipts-based Tax (including any such Taxes that are required to be withheld, but excluding Taxes based upon or calculated by reference to net income, gain or capital and excluding VAT – which is instead governed by Section 3.01(e)(i)) – and excluding all other Taxes) and any interest and penalties in connection therewith, subject to Section 3.01(e)(iv), imposed against or on services provided (“Sales Taxes”) by a Provider hereunder and such Sales Taxes shall be added to the consideration to be paid to a Provider where applicable.  The Parties shall cooperate in good faith to determine and to minimize the amount of such Sales Taxes, including either Party providing reasonable documentation that is necessary to evidencing an exemption from or reduced liability for such Sales Taxes.  To the extent practicable, the relevant invoice submitted to the Recipient shall (A) state such Sales Taxes separately and (B) state the taxable services separately from the non-taxable services.

(iii)          To the extent such Sales Taxes are payable by the Provider to the relevant taxing authority, the Recipient shall remit an amount equal to such Sales Taxes to the Provider, which remittance shall be made in addition to and at the same time as the Recipient’s payment of any other consideration for such service provided by a Provider to the Recipient, to the extent such Sales Taxes were included on the relevant invoice.

(iv)          Notwithstanding any other proviso, the Recipient shall not be required in any case to indemnify the Provider for any penalties, interest or additions to tax imposed with respect to a Sales Tax to the extent such amounts are imposed due to a failure directly due to the Provider’s breach of any obligation herein.  Any other penalties, interest or additions to tax imposed on the Provider or its Affiliates with respect to a Sales Tax shall be borne equally between the Provider and the Recipient.  For the avoidance of doubt, (A) the Provider shall not be liable for any Sales Tax which the Recipient is required to self-account to any relevant taxing authority in respect of services provided and (B) the Recipient shall not be liable for any Sales Tax incurred or payable by the Provider on the goods or services used or consumed by the Provider, except that any Sales Tax incurred or payable by the Provider with respect to any expense or cost that is payable or reimbursable by the Recipient shall also be payable or reimbursable by the Recipient.  For purposes of this Agreement, the amount required to be remitted by or with respect to Sales Tax shall be reduced by (and if necessary, reimbursed by) the amount of any such Sales Tax that is recoverable, refundable or creditable to the Provider or for which the Provider is reimbursed or held harmless against by another party (other than an indemnity set forth hereunder).

Section 3.02. No Right to Set-Off; Disputed Invoice Amounts.

(a)          Each Party shall pay or cause the applicable Recipient that is its Affiliate to pay to the other Party or the applicable Provider in full all undisputed Service Charges, Pass-Through Charges and other amounts due and payable hereunder and, except as permitted by this Section 3.02 or as otherwise agreed to by the Parties, shall not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed hereunder on account of any obligation owed by or on behalf of a Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing.

(b)          Notwithstanding the foregoing, in the event a Party or its applicable Recipient disputes any specific amount on an invoice, such Party shall notify the other Party and the applicable Provider in writing and describe in detail the reason for disputing such specific amount and shall have no obligation to pay such amount during the pendency of the dispute with respect to such amount.  The Parties shall use, and shall cause the respective Recipient and Provider to use, their commercially reasonable efforts to reach an agreement with respect to such specific disputed amount.  If the respective Recipient and Provider or the employees or their designees at AIG and the Company responsible for preparing and reviewing the invoices are unable to reach an agreement about any such specific disputed amounts within ten (10) Business Days after such written notification has been received, the matter shall be rapidly and timely escalated and resolved in accordance with Section 7.08(a)(i) on an expedited basis.  Upon resolution of the dispute, the Party shall promptly pay, or cause its Affiliate that is the applicable Recipient to promptly pay, the applicable amount, if any, as determined by the process used in Section 7.08(a)(i).

Section 3.03. Withholding.  Payments made pursuant to this Agreement shall be paid free of any deduction or withholding for or on account of Tax, unless required by applicable Law.  If any amounts are required to be deducted or withheld under applicable Law on any payments made pursuant to this Agreement, the Recipient shall timely deduct or withhold such amounts and timely remit the amounts so deducted or withheld to the appropriate tax authority and provide the Provider with a receipt confirming such payment.  Any amounts so deducted or withheld and remitted to the appropriate tax authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  To the extent the Provider or the Recipient believes payments made pursuant to this Agreement will be subject to any such deduction or withholding for Tax, the Parties shall cooperate in good faith, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate in good faith, in mitigating such deduction or withholding (including by providing tax residency certificates and other documents required under any tax treaty or other applicable Law to obtain the benefit of a lower withholding rate).

ARTICLE IV

WARRANTIES AND COMPLIANCE

Section 4.01. Disclaimer of Warranties.  Except as expressly set forth herein, each Party (on behalf of itself and its Affiliates) acknowledges and agrees that the Services are provided as-is, that each Party (on behalf of itself and its Affiliates) assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services and that each Party (on behalf of itself and its Affiliates) makes no additional representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 4.02. Compliance with Laws and Regulations.  Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance hereunder.

ARTICLE V

LIMITED LIABILITY AND INDEMNIFICATION

Section 5.01. Indemnification.

(a)          AIG, on behalf of itself, any Person that is a Provider on behalf of AIG hereunder and the other AIG Group Members (the “AIG Indemnitors”), shall indemnify the Company, the other Company Group Members and their Representatives (the “Company Indemnified Parties”) against, and defend and hold the Company Indemnified Parties harmless from, any and all Losses (including Losses resulting from Third-Party Claims) imposed on, sustained, incurred or suffered by, or asserted against any Company Indemnified Party arising from or resulting out of any of the following: (i) any breach or failure to perform or comply with the provisions of Section 7.01 by any AIG Indemnitor; (ii) infringement, misappropriation or other violation of or conflict with any Intellectual Property right of any third party claimed or threatened against a Company Indemnified Party resulting from an AIG Indemnitor’s provision of, or the Company’s or any Company Group Member’s receipt of, the Services hereunder, except to the extent such claim of infringement, misappropriation or other violation or conflict arises from a Company Indemnified Party’s failure to obtain a necessary consent from a third party to the extent required by this Agreement; (iii) any third-party claim, or third-party claim threatened, against a Company Indemnified Party resulting from the AIG Indemnitors’ provision of the Services; and (iv) an AIG Indemnitor’s bad faith, fraud, gross negligence or willful misconduct; provided, in the case of each of clauses (i) – (iv) of this Section 5.01(a) that no AIG Indemnitor shall have any obligation to indemnify any Company Indemnified Party to the extent that such Loss results from any claim for which any AIG Indemnified Party is entitled to indemnification under Section 5.01(b).

(b)          The Company, on behalf of itself, any Person that is a Provider on behalf of the Company hereunder and the other Company Group Members (the “Company Indemnitors”), shall indemnify AIG, the other AIG Group Members and their Representatives (the “AIG Indemnified Parties”) against, and defend and hold the AIG Indemnified Parties harmless from, any and all Losses (including Losses resulting from Third-Party Claims) imposed on, sustained, incurred or suffered by, or asserted against any AIG Indemnified Party arising from or resulting out of any of the following: (i) any breach or failure to perform or comply with the provisions of Section 7.01 by any Company Indemnitor; (ii) infringement, misappropriation or other violation of or conflict with any Intellectual Property right of any third party claimed or threatened against an AIG Indemnified Party resulting from a Company Indemnitor’s provision of, or AIG’s or any AIG Group Member’s receipt of, the Services hereunder, except to the extent such claim of infringement, misappropriation or other violation or conflict arises from an AIG Indemnified Party’s failure to obtain a necessary consent from a third party to the extent required by this Agreement; (iii) any third-party claim, or third-party claim threatened, against an AIG Indemnified Party resulting from the Company Indemnitors’ provision of the Services; and (iv) a Company Indemnitor’s bad faith, fraud, gross negligence or willful misconduct; provided, in the case of each of clauses (i) – (iv) of this Section 5.01(b) that no Company Indemnitor shall have any obligation to indemnify any AIG Indemnified Party to the extent that such Loss results from any claim for which any Company Indemnified Party is entitled to indemnification under Section 5.01(a).

Section 5.02. Additional Limitations on Liability.

(a)          EXCEPT AS SET FORTH IN SECTION 5.02(C), NO PARTY, NOR ANY OF ITS AFFILIATES OR ITS OR THEIR REPRESENTATIVES (NOR ANY SUCCESSORS OR ASSIGNS OF SUCH PERSONS) SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT OR LOSS OF REVENUE) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, IN ANY WAY DUE TO, RESULTING FROM OR ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT (INCLUDING NEGLIGENCE), CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, OR OTHERWISE AND REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE FORESEEABLE OR WHETHER AN INDEMNIFIED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

(b)          Except as set forth in Section 5.02(c), (i) the Company Indemnitors’, on the one hand, and the AIG Indemnitors’, on the other hand, aggregate liability to the other in respect of a Service shall be limited to an amount equal to twelve (12) times the Monthly Charge for such Service, where “Monthly Charge” means the amount of Service Charges paid and payable for the first full calendar month with respect to such Service and (ii) the Company Indemnitors’, on the one hand, and the AIG Indemnitors’, on the other hand, cumulative aggregate liability to the other for any claims related to or arising out of this Agreement shall be limited to an amount equal to three (3) times the total Service Charges paid and payable to such Party pursuant to this Agreement during the twelve (12) months prior to the first date an event giving rise to the liability occurred.

(c)          The limitations on liability (i) under Section 5.02(a) shall not apply in the case of (A) the AIG Indemnitors’ or Company Indemnitors’, as applicable, bad faith, fraud, gross negligence or willful misconduct or (B) liability to an unaffiliated third party in connection with, or resulting from, a Party’s indemnification obligations set forth in Section 5.01 and (ii) under Section 5.02(b) shall not apply in the case of (A) Losses arising in connection with, or resulting from, death or personal injury, (B) the AIG Indemnitors’ or Company Indemnitors’, as applicable, bad faith, fraud, gross negligence or willful misconduct, (C) liability to an unaffiliated third party arising in connection with, or resulting from, a Party’s indemnification obligations set forth in clause (i), (iii) or (iv) of Section 5.01(a) or clause (i), (iii) or (iv) of Section 5.01(b), and (D) amounts owed pursuant to Section 3.01.

(d)          Any claim for indemnification by an Indemnified Party must be made in writing to the Company or AIG pursuant to Section 5.04 or Section 5.05, as applicable.  All claims for indemnification must be made before the day that is the eighteen (18) month anniversary of the date the Service giving rise to such claim was terminated.

(e)          A Party and its Providers shall have no liability for Losses arising from Services hereunder to the extent that such Losses (including regulatory fines and penalties) arise from a direction by the applicable Recipient as to (i) how to make a Change, (ii) training or (iii) whether the applicable Provider should act or not act, in each case solely to the extent that such Losses result from such direction, and the applicable Recipient shall indemnify such Party and its Providers against any Third-Party Claim resulting from such direction, subject to the limitations of liability set forth in Section 5.02.

(f)          Each Party indemnified hereunder shall use commercially reasonable efforts to mitigate and otherwise minimize its respective Losses, whether direct or indirect.

Section 5.03. Insurance.  Notwithstanding anything to the contrary contained herein, no Party indemnified under this Article V shall be indemnified or held harmless hereunder to the extent such Losses are covered by insurance provided by a third Person.

Section 5.04. Procedures for Third-Party Claims.

(a)          In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnified Party hereunder is asserted or sought to be collected, in each case, in writing, by a third party (“Third-Party Claim”), the Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnitor in writing of such Third-Party Claim (“Notice of Claim”); provided, however, that a failure by an Indemnified Party to provide timely notice shall not affect the rights or obligations of such Indemnified Party other than if the Indemnitor shall have been actually prejudiced as a result of such failure.  The Notice of Claim shall (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.  The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other documents evidencing such Third-Party Claim.

(b)          The Indemnitor shall have the right, but not the obligation, to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third-Party Defense”).  If the Indemnitor assumes the Third-Party Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim to the extent such judgment or settlement provides for equitable relief or includes an admission of liability or fault without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed.  The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The Parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the Third-Party Defense, such Indemnitor shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c)          If the Indemnitor does not assume the Third-Party Defense, the Indemnified Party shall be entitled to assume the Third-Party Defense, at the expense of the Indemnitor, upon delivery of notice to such effect to the Indemnitor; provided that (i) the Indemnitor shall have the right to participate in the Third-Party Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof, (ii) the Indemnitor may at any time thereafter assume the Third-Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnitor of the Third-Party Defense and (iii) the Indemnitor shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.05. Indemnification Procedure Other Than for Third-Party Claims.  An Indemnified Party shall notify the Indemnitor in writing promptly, of its discovery of any matter that does not involve a Third-Party Claim; provided that a failure by a Party to provide timely notice shall not affect the rights or obligations of such Party other than if the other Party or its Affiliates shall have been actually prejudiced as a result of such failure.  Such notice shall (a) state that the Indemnified Party has paid Losses or anticipates that it shall incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement and (b) specify to the extent practicable in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.  The Indemnified Party shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such reasonable assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 5.06. Exclusive Remedy.  Each Party acknowledges and agrees that, other than (a) in the case of actual fraud by the Company or AIG or any of their respective Affiliates or Representatives, (b) as expressly set forth in this Agreement, and (c) with respect to equitable relief available hereunder including Section 7.08(b), the indemnification provisions of this Article V shall be the sole and exclusive remedy of such Party for any breach of this Agreement and for any failure to perform or comply with any covenants or agreements contained in this Agreement.

ARTICLE VI

TERM AND TERMINATION

Section 6.01. Term and Termination.

(a)          This Agreement shall terminate on the last day on which either Party is obligated to provide, or cause a Subsidiary to provide, any Service to the other Party in accordance with the terms of this Agreement and the Schedules; provided that if the Effective Date does not occur by December 31, 2022, this Agreement shall automatically terminate.  Each Scheduled Service shall be provided for a term (the “Initial Scheduled Term”) commencing and ending, in each case, on the dates set forth for such Scheduled Service in Schedule 2.01-1 and Schedule 2.01-2, or such shorter term if earlier terminated pursuant to the terms of this Agreement.  As Recipients, the Parties agree to use, and to cause their Affiliates to use, commercially reasonable efforts to avoid extending the Initial Scheduled Terms; however, upon the provision of written notice to the applicable service manager and the Contract Manager of the Provider at least sixty (60) days prior to the end of the Initial Scheduled Term with respect to any such Scheduled Service, the Recipient may request the Provider to extend such Initial Scheduled Term up to two separate three (3) month terms (the “Extended Scheduled Term”, and together with the Initial Scheduled Term, the “Scheduled Term”) on terms, including Agreed Price, as shall be mutually agreed to in writing by the Parties for each such extension; provided that, notwithstanding anything to the contrary in this Agreement, at no time during the first thirty-six (36) months following the date hereof shall the Agreed Price for any Scheduled Service exceed an amount equal to one and a half (1.5) times the fully loaded cost of providing such Scheduled Service, with fully loaded costs based on the historical allocation methodology during the twelve (12)-month period preceding the Effective Date.  A Provider will have no obligation to provide a Scheduled Service beyond the Scheduled Term unless otherwise agreed in writing, including as to an increase in Agreed Price, if any, for providing such Scheduled Service.  Notwithstanding the foregoing or any other provision herein to the contrary, to the extent of either Party’s (i) failure to complete Migration Services or Knowledge Transfer Services in accordance with the time frames agreed to by Parties and the standards set forth herein or (ii) failure to provide a Scheduled Service in accordance with the standards set forth herein prohibits or materially diminishes the ability of a Recipient to terminate a Service during the Initial Scheduled Term or Extended Scheduled Term, as applicable, then such term shall be extended, without penalty to the Recipient, for a reasonable amount of time, to be agreed to by the Parties, to enable such Recipient to terminate such Service. If the Parties are unable to agree upon the length of such extension, the dispute shall be rapidly and timely escalated and resolved in accordance with Section 7.08(a)(i) on an expedited basis.

(b)          Notwithstanding the term for providing any Scheduled Service as set forth in Schedule 2.01-1 or Schedule 2.01-2, (i) a Service may be terminated earlier, in whole but not in part, by AIG if the Company is in material breach of the terms of this Agreement related to such Service and the Company fails to cure such breach within thirty (30) days of AIG delivering a written notice of such breach to the Company in accordance with Section 7.02 (it being understood and agreed that the failure of the Company or a Recipient that is an Affiliate of the Company to pay any outstanding Service Charge or other amount due, and not subject at the time of termination to a dispute pursuant to Section 3.02, to AIG or the applicable Provider shall be a material breach of the terms of this Agreement with respect to the Service for which the Company has not paid such Service Charge or other amount due); (ii) a Service may be terminated earlier, in whole but not in part, by the Company if AIG is in material breach of the terms of this Agreement related to such Service and AIG fails to cure such breach within thirty (30) days of the Company delivering a written notice of such breach to AIG in accordance with Section 7.02 (it being understood and agreed that the failure of AIG or a Recipient that is an Affiliate of AIG to pay any outstanding Service Charge or other amount due, and not subject at the time of termination to a dispute pursuant to Section 3.02, to the Company or the applicable Provider shall be a material breach of the terms of this Agreement with respect to the Service for which AIG has not paid such Service Charge or other amount due); (iii) the Company may terminate this Agreement immediately if AIG commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing; and (iv) AIG may terminate this Agreement immediately if the Company commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing.

(c)          (i) With respect to any Service, a Party in its capacity as, or on behalf of its Affiliate which is, a Recipient may terminate such Service, in whole but not in part: (A) for any reason or no reason upon its Contract Manager providing at least ninety (90) days’ prior written notice to the applicable service manager and the Contract Manager of the Provider of such Service (unless a longer notice period is specified in the Schedules), in each case, subject to the obligation to pay any applicable termination charges pursuant to Section 6.02 including Section 6.02(b); provided, that in the event that such termination of a Service is likely to cause the applicable Provider to provide notices to affected employees under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101–2109, or applicable state law acts, then the Contract Manager of the Recipient shall provide the Contract Manager of the Provider with prior written notice of termination at least as long as the sum of (1) the longest applicable time period under the applicable acts for the Provider to provide notices to affected persons under those acts plus (2) one (1) month (e.g., a sixty (60) day WARN Act requirement for one affected location and a ninety (90) day WARN Act requirement for a second affected location would require termination notice from the Contract Manager of the Recipient at least ninety (90) days + one (1) month before the last date of a Service); (B) at any time if a related Service has been terminated; provided that the Service does not provide a dependency for non-terminating Services; and (C) upon mutual agreement of the Parties.

(ii)          If a Service is terminated in accordance with the terms hereof, the relevant Schedule, if applicable, shall be updated to reflect such termination.  The effective date for termination of any Service (other than a Knowledge Transfer Service) shall be the last day of a calendar month.  Within ten (10) Business Days following receipt of a notice of termination in accordance with Section 6.01(c), the applicable Contract Manager, on behalf of such Provider, shall send to the applicable service manager and the Contract Manager for the Recipient a written notice that either (x) states that the Service for which termination is requested has no dependencies and can be terminated on the requested date or (y) to the extent that such Party’s ability to provide or cause to be provided a Service is dependent on the continuation of a Service that the Recipient seeks to terminate, describes any such dependency to such Recipient, in which case the Service sought to be terminated shall not terminate and the Parties shall work in good faith to determine how and when such Service can be terminated.

Section 6.02. Termination Charges.

(a)          Upon early termination of any Scheduled Service pursuant to Section 6.01(c), the Recipient shall reimburse the Provider the following amounts of all “kill” fees, breakage fees and other similar fees actually paid by such Provider or any of its Affiliates to unaffiliated third-parties that were engaged solely in order to provide such Scheduled Service, which fees were incurred in connection with the early termination of the Scheduled Service and to the extent such “kill” fees, breakage fees and similar fees would not have been incurred had the Recipient continued to receive the applicable Scheduled Service for the originally contemplated Scheduled Term thereof: (i) during the Initial Scheduled Term, fifty percent (50%) of all such fees; and (ii) during the Extended Scheduled Term, one hundred percent (100%) of all such fees.  In addition, upon early termination of any Scheduled Service pursuant to Section 6.01(c), the Recipient shall reimburse the Provider for any costs that would not have been incurred had the Recipient continued to receive the applicable Scheduled Service for the originally contemplated Scheduled Term or Extended Scheduled Term thereof, as the case may be.  Each Provider shall use commercially reasonable efforts to minimize the existence and amount of such early termination charges, “kill” fees, breakage fees and other amounts otherwise due and payable under this Section 6.02.  All termination charges, “kill” fees, breakage fees and other amounts due and payable under this Section 6.02 shall be due and payable to the Provider in accordance with Article III.

(b)          If all or a portion of the Agreed Price for a Scheduled Service is a Pass-Through Charge or includes a payment to an unaffiliated third-party, which charges or payment can be reduced by the early termination of the Scheduled Service, then (i) the Provider shall endeavor to provide the Recipient with written notice of any notice period for termination required by such unaffiliated third-party in order to attain a reduction in payment or cancellation (a “Notice of Third-Party Notice Period”) and (ii) if a Recipient elects to terminate such Scheduled Service pursuant to Section 6.01(c)(i) and such Recipient has, reasonably in advance of such election, received a Notice of Third-Party Notice Period stating that the notice period for termination of such unaffiliated third party is greater than ninety (90) days, then (A) the Recipient shall provide a notice of termination pursuant to Section 6.01(c)(i) that is greater than such notice period for termination set forth in the Notice of Third-Party Notice Period or (B) the Recipient shall pay the difference in Pass-Through Charges or payments to the unaffiliated third-party attributable to the difference in notice that the Recipient provided to the Provider and the amount of notice set forth in the Notice of Third-Party Notice Period.  For example, if a Recipient receives a Notice of Third-Party Notice Period stating that a vendor of a Scheduled Service requires the Provider to provide 180 days’ prior notice to terminate a service that Recipient receives hereunder, then Recipient would either need to give 181 days’ advance notice to terminate such Service and bear no additional Pass-Through Charge for such Service upon termination or the Recipient could provide ninety (90) days’ prior notice of termination and would pay ninety-one (91) additional days of Pass-Through Charges after termination of the Service.

Section 6.03. Effect of Termination.

(a)          Upon termination of any Service in accordance with this Agreement and subject to Section 6.02, the Provider of such terminated Service shall have no further obligation to provide such terminated Service, and the Recipient of such terminated Service or access shall have no obligation to pay any Service Charges, Pass-Through Charges and other amounts related thereto; provided that such Recipient shall remain obligated to the Provider for any and all amounts due and payable in respect of such terminated Service or access provided prior to the effective date of termination. Any and all licenses to Intellectual Property granted to a Recipient and/or Provider hereunder in connection with the provision of a terminated Service shall immediately cease upon such termination, except to the extent such Intellectual Property is needed for the relevant Recipient to fulfill its obligations under, or obtain the benefits under, this Agreement or the other Ancillary Agreements.

(b)          As promptly as practicable upon termination of this Agreement, or, if applicable, upon earlier termination of any particular Service (i) each Party shall deliver, or shall cause to be delivered to the other Party, all materials and property in its possession or control (or the possession or control of an Affiliate) that are owned by the other Party or its Affiliates (including any Work Product owned by such Party or its Affiliates as well as any data and Confidential Information owned by such Party), and (ii) subject to any Ancillary Agreement to the contrary, each Party shall make a good faith effort to delete from its Systems (and use commercially reasonable efforts to cause Providers that are not its Affiliates to delete from their Systems) all Work Product, data and Confidential Information owned by the other Party or its Affiliates (except to the extent that such Work Product, data or Confidential Information is also owned by or licensed to such Party). Notwithstanding the foregoing, nothing herein shall require either Party to delete any Confidential Information data or Work Product from any back-up or disaster recovery media; provided that such Work Product, data or Confidential Information is not accessed or used for any purpose other than restoration of Party information or data inextricably commingled with such Work Product, data or Confidential Information; provided, further, that such back-up or disaster recovery media is securely disposed of or recycled in accordance with the Party’s policies and practices, which in all cases shall be commercially reasonable and meet industry standards.

(c)          In the event that a Provider or its Affiliates have purchased any resources in the name of or on behalf of the Recipient or its Affiliates and has fully charged such purchase as a Pass-Through Charge or if a Provider has licensed any resources solely in connection with the provision of the Services for the Recipient or its Affiliates and fully charged such license as a Pass-Through Charge (each, an “Acquired Resource”), then upon payment of such Pass-Through Charge, the Provider shall: (i) transfer to the Recipient all right, title and interest that such Provider holds in such Acquired Resource, including any necessary documentation to evidence transfer of ownership, and (ii) deliver such Acquired Resource to such Recipient at no additional charge, except for any charges, if any, incurred by such Provider in transferring such Acquired Resource, which shall be paid by such Recipient, upon the termination of the last Service hereunder for which such Acquired Resource is necessary; provided, however, that for any Acquired Resource that is a license for Intellectual Property, the Provider shall be obligated to transfer and deliver such Acquired Resource to the Recipient only if it has licensed such Acquired Resource in the name of or on behalf of such Recipient or its Affiliates. The Provider shall exercise its commercially reasonable efforts to license any Acquired Resource in the name of or on behalf of the Recipient or its Affiliates and, in the event it is unable to do so or reasonably believes it will not be able to do so, it shall so notify such Recipient in writing prior to acquiring or attempting to acquire such license and such Provider and Recipient shall discuss in good faith commercially reasonable alternatives that could be licensed in the name of or on behalf of such Recipient or its Affiliates; provided, however, that if such Provider and Recipient do not agree to a commercially reasonable alternative within fifteen (15) days of commencement of such good faith discussions, the Recipient shall provide written notice to the Provider that either (x) states that the Provider may license such Acquired Resource in the name of the Provider or (y) provides notice, under Section 6.01(c), of termination of the Service for which the Intellectual Property is required.  The Provider shall not be liable for any delay in the provision of a Service that occurs during the fifteen (15) day discussion period between the Parties solely to the extent that such delay is caused by the inability to obtain the Acquired Resource in the name of the Recipient.  Each Party shall from time to time, and shall cause its Affiliates to, execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 6.03(c), and the Recipient shall reimburse the Provider or its Affiliates the Agreed Price related to such actions.

(d)          Upon termination of this Agreement, except as provided herein or agreed to in writing by the Parties, each Party and its affiliated Recipients (i) shall cease to use and shall have no further access to, and the other Party and Providers shall have no obligation to otherwise provide or make available, any business or other Services, including any intranet and other owned, licensed, leased or used Systems or other technology provided or made available to the other Party by or through any Providers prior to the date of this Agreement and (ii) shall cease to use and shall have no further access to, and the other Party and the Providers shall have no obligation to otherwise provide or make available, any Systems, whether owned, licensed, leased or used by such other Party and/or the Providers, whether or not such resources require a password or are available on a secured access basis or on a non-secured access basis.

(e)          In connection with the termination of this Agreement, Article I, Article V, Article VII, Section 2.18, Section 6.02, this Section 6.03 and Section 6.04, and liability for all amounts due and payable under this Agreement shall continue to survive indefinitely.

Section 6.04. Force Majeure.

(a)          No Party (or any Person acting on its behalf) shall have any liability or responsibility for any interruption, delay or other failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a Force Majeure, provided that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of a Force Majeure on its obligations, including, if applicable, implementing its disaster recovery and/or business continuity plans. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice (orally or in writing) to the applicable service manager and Contract Manager of any suspension of the Services as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such non-performing Party shall resume the performance of such obligations as soon as reasonably practicable upon the cessation of such Force Majeure and its effects.

(b)          During the period of a Force Majeure affecting the Provider, the Recipient shall be entitled to seek an alternative service provider with respect to the Services affected and the incremental cost increase for any such alternative service provider shall be split equally by such Provider and Recipient during the Initial Scheduled Term and shall be paid by such Recipient during any Extended Scheduled Term.  If a Force Majeure shall continue to exist for more than thirty (30) consecutive days during an Initial Scheduled Term, the Recipient shall be entitled to permanently terminate the Services affected upon notice in accordance with Section 7.02 and with no termination charges due pursuant to Section 6.02 or otherwise in connection with such termination; if a Force Majeure shall continue to exist for more than thirty (30) consecutive days during an Extended Scheduled Term, either Party shall be entitled to permanently terminate the Services affected upon notice in accordance with Section 7.02 and, if Recipient terminates the Services, Recipient shall pay the termination charges due pursuant to Section 6.02. The Recipient shall be relieved of the obligation to pay any Service Charges, Pass-Through Charges and other amounts for the provision of the affected Services that accrued for the period that such Services and access were suspended.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01. Treatment of Confidential Information.

(a)          Each Party shall not, and shall cause other Persons under its control (including Affiliates and Representatives) that are providing or receiving the Services or that otherwise have access to information of the other Party that is confidential or proprietary, including Personal Information and Work Product (“Confidential Information”), not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party that after the date hereof (other than such Confidential Information that is generated between the date hereof and the Disaffiliation Date which is known to the other Party because of their status as Affiliates and which relates to such status) is provided or that becomes known or available pursuant to or as a result of the carrying out of the provisions of this Agreement; provided, however, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party to the Providers and the Recipients and their respective Representatives, in each case who (x) require such information in order to perform their duties in connection with this Agreement and (y) have agreed to maintain the confidentiality of such information consistent with the terms hereof; and provided, further, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party (other than Personal Information) if (i) any such Confidential Information is or becomes generally available to the public other than (A) in the case of the Company, as a result of disclosure by AIG or the other AIG Group Members or any of their respective Representatives and (B) in the case of AIG, as a result of disclosure by the Company, any other Company Group Member or any of their respective Representatives, (ii) any such Confidential Information (including any report, statement, testimony or other submission to a Governmental Entity) is required by applicable Law, Governmental Order, professional standard of an organization to which the Person is a member, legal process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or such Governmental Entity to be disclosed, after prior notice in accordance with Section 7.02 has been given to the other Party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (iii) any such Confidential Information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or Representative of such Party) that is not known to such Party to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iv) any such Confidential Information is independently developed after the date hereof without reference to information that is to be kept confidential under this Article VII or (v) the other Party has provided prior written consent that the disclosing Party may disclose such Confidential Information.

(b)          Notwithstanding anything to the contrary contained herein, regardless of whether the Company is still an Affiliate of AIG, the Parties acknowledge and agree that the AIG Group and their Representatives may, without notifying the Company or any other Person, share any information relating to or obtained from the Company Group (or any Affiliates of the Company Group) with (i) the Federal Reserve Bank of New York and its Representatives, (ii) the Board of Governors of the Federal Reserve System and its Representatives, (iii) the Federal Deposit Insurance Corporation and its Representatives, (iv) the Financial Stability Oversight Council and its Representatives, (v) the Internal Revenue Service or any other taxing authority, and (vi) any insurance regulatory authority ((i), (ii), (iii), (iv), (v) and (vi) collectively, the “Government Recipients”), in each case as AIG or the other AIG Group Members deem may be reasonably necessary or advisable in its good faith judgment; provided that AIG shall, to the extent permitted under applicable law, request or cause to be requested confidential treatment of any of information (the “Company Confidential Information”) relating to or obtained from the Company Group (or any Affiliates of the Company Group) which is Confidential Information.  Subject to applicable Law, AIG shall promptly notify the Company in the event AIG learns that any Government Recipient has been requested or required to disclose any Company Confidential Information or has taken any action that, if taken by AIG or the other AIG Group Members, would be deemed a breach of this Section 7.01.

Section 7.02. Notices.  Except as otherwise expressly provided herein, all notices, requests, claims, or demands provided for hereunder shall be effective only if in writing and sent by e-mail to each of the applicable e-mail addresses set forth below or such other e-mail address(es) as shall be specified in a notice given in accordance with this Section 7.02, with copies sent by e-mail to the Contract Managers, and with optional courtesy copies given or made by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the relevant Persons at the applicable address(es) below (or at such other address as shall be specified in a notice given in accordance with this Section 7.02); provided, however, that the following shall not be deemed “notices” under this Section 7.02: (a) communications concerning a disputed amount pursuant to Section 3.02, other than the initial written notice of such disputed amount and (b) communications concerning a Dispute pursuant to Section 7.08(a) other than the Notice of Dispute).  A notice, request, claim or demand shall be deemed to be given as of the date of actual receipt of the relevant e-mail.

(i)	if to AIG:
E-Mail Addresses:

Timothy.Greensfelder@aig.com
Livingston.Thran@aig.com

Address:

American International Group, Inc.
1271 Avenue of the Americas
New York, NY 10020
Attention: General Counsel
(ii)	if to the Company:
E-Mail Addresses:

Sarah.Baldwin@aig.com
Christina.Banthin@aig.com
Chris.Nixon@aig.com
Address:

Corebridge Financial, Inc.
2919 Allen Parkway
Houston, Texas 77019
Attention: General Counsel

Section 7.03. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.04. Entire Agreement.  Except (a) in the case of any services set forth on Schedule 2.02(b)-1 or Schedule 2.02(b)-2 (including, for the avoidance of doubt, access rights to any owned or leased real property addressed by the Existing Services Agreement) or any investment-related, non-advisory services provided for in the Existing IMAs or (b) as otherwise expressly provided herein, this Agreement and the other Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of AIG and/or its Affiliates, on the one hand, and the Company and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.

Section 7.05. Assignment.  This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Parties; provided, however, that either Party may assign any or all of its rights and obligations hereunder to any of its Affiliates so long as such assignment does not release such Party from any liability hereunder incurred prior to such assignment.  Any attempted assignment in violation of this Section 7.05 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their successors and permitted assigns.

Section 7.06. No Third-Party Beneficiaries.  Except as set forth in Article V with respect to AIG Indemnified Parties and Company Indemnified Parties, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.07. Amendment; Waiver.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties.  No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.08. Dispute Resolution.

(a)          Any dispute, controversy, or claim arising from, relating to, or in connection with this Agreement, the transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination, or validity thereof (a “Dispute”) other than indemnity claims which are addressed in Section 5.04 and Section 5.05 shall be resolved as follows: the service managers of the Parties most immediately responsible for the issue giving rise to the Dispute shall seek to resolve such Dispute through informal good faith negotiation.  If the Dispute is not resolved at that level of management, then the Dispute shall be escalated to the AIG Contract Manager and the Company Contract Manager for resolution in good faith.  The Contract Managers will meet, in person or telephonically, to address such Dispute; provided that the Contract Managers shall, as promptly as practicable, but in no event later than ten (10) Business Days after escalation from management, convene a meeting to discuss the Dispute.  The Contract Managers shall use their commercially reasonable efforts to resolve such Dispute by unanimous agreement.  To the extent the Contract Managers deem it appropriate, the Contract Managers may consult with and consider input from the service managers that referred the Dispute in resolving any Dispute.  In the event such Contract Managers fail to resolve the Dispute within ten (10) Business Days (or such longer time as the Contract Managers may agree), then the claiming Party shall provide the other Party with a written “Notice of Dispute”, describing the nature of the Dispute, and the Dispute shall be escalated to the Steering Committee for resolution in good faith.  The Steering Committee will meet, in person or telephonically, to address such Dispute; provided that the Steering Committee shall, as promptly as practicable, but in no event later than ten (10) Business Days after receiving notice from the Contract Managers, convene a meeting to discuss the Dispute.  The Steering Committee shall use its commercially reasonable efforts to resolve such Dispute by unanimous agreement.  To the extent the Steering Committee deems it appropriate, the Steering Committee may consult with and consider input from the Contract Managers or the service managers that referred the Dispute in resolving any Dispute.  If the Steering Committee fails to resolve the Dispute within ten (10) Business Days, the Parties shall retain all rights under applicable Law and this Agreement with respect to such Dispute.  Except as otherwise set forth in Section 7.08(b)(vi), the procedures set forth in this Section 7.08(a) must be satisfied as a condition precedent to a Party commencing any dispute resolution procedures pursuant to Section 7.08(b), and a Party’s failure to comply with such procedures shall constitute cause for the dismissal without prejudice of any such proceeding.

(i)          Notwithstanding the foregoing, in the event of a Dispute arising under Section 2.10(a), Section 2.11(c), Section 2.22(a), Section 3.02 or Section 6.01(a), or as otherwise agreed to by the Parties in writing, the Dispute shall be immediately referred to the Contract Managers, who shall have ten (10) Business Days to resolve the Dispute (or such shorter time if the Contract Managers agree that they cannot resolve the Dispute) before escalation to the Steering Committee along with the applicable Notice of Dispute.  Thereafter, the procedures and time frames set out with respect to the Steering Committee shall apply.

(b)          Subject to complying with Section 7.08(a), an unresolved Dispute shall be finally settled by arbitration as follows:

(i)          The arbitration shall be conducted by three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties.  The seat of the arbitration shall be New York, New York.

(ii)         The claimant shall appoint an arbitrator in its request for arbitration.  The respondent shall appoint an arbitrator within thirty (30) days of the receipt of the request for arbitration.  The two (2) arbitrators shall appoint a third arbitrator within thirty (30) days after the appointment of the second arbitrator.  The third arbitrator shall act as chair of the tribunal.  If any of the three (3) arbitrators is not appointed within the time prescribed above, then upon the request of any Party, the AAA shall appoint that arbitrator.

(iii)        The award shall be final and binding on the Parties.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(iv)        Any request for production of documents or other information is subject to the express authorization of the tribunal, which shall endeavor to ensure that any such requests are as limited and disciplined as is consistent with the just resolution of the dispute.  The Parties expressly waive any right to seek evidence under 9 U.S.C. § 7 or any similar provision.  A Party may request, and the tribunal should authorize, production only of specific documents or narrow and specific categories of documents that are critical to the fair presentation of a Party’s case and reasonably believed to exist and be in the possession, custody or control of the other Party.

(v)         The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitral tribunal, the AAA, the Parties, their counsel, accountants and auditors, insurers and re-insurers or any person necessary to the conduct of the proceeding.  These confidentiality obligations shall not apply (i) if disclosure is required by Law or regulatory obligations or in judicial or administrative proceedings or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

(vi)        For the avoidance of doubt, the tribunal may grant specific performance or injunctive relief where authorized under this Agreement or applicable Law.  The tribunal shall have the authority to make orders for interim relief necessary to preserve a Party’s rights, including preliminary injunctive relief.  The Parties agree that any ruling by the tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such.  Notwithstanding the provisions of Article V, each Party hereby acknowledges that money damages may be an inadequate remedy for a breach or anticipated breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Agreement is breached.  Therefore, in the event of a breach or anticipated breach of this Agreement by the other Party or its Affiliates, and notwithstanding anything to the contrary contained herein, each Party may, in addition to any other remedies available to it, seek an injunction to prohibit such breach or anticipated breach.  Each Party acknowledges and agrees that an injunction is a proper, but not exclusive, remedy available to each Party and that the harm from any breach or anticipated breach of the covenants set forth in this Agreement would be irreparable and immediate.

(vii)       Notwithstanding Section 7.09 of this Agreement, the agreement to arbitrate set forth in this Section 7.08(b) and any arbitration conducted hereunder shall be governed by Title 9 (Arbitration) of the United States Code.

(viii)      The Parties submit to the non-exclusive jurisdiction of the federal and state courts located within the County of New York, State of New York, as well as all appellate courts having jurisdiction over appeals from any of the foregoing, for the limited purpose of:  (i) an application to compel arbitration or to resolve any dispute concerning the validity or effectiveness of this agreement to arbitrate; or (ii) an application for relief in aid of arbitration or enforcement of an arbitration award (including an application for a restraining order and/or injunction to preserve the Party’s rights).  A request to a court for any of the foregoing remedies shall not be deemed incompatible with or a waiver of any Party’s right to arbitrate.  Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

Section 7.09. Governing Law.  This Agreement, all transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or this Agreement or the formation, breach, termination or validity of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect any conflicts of Law to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 7.10. Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include any other gender as the context requires; (b) references to the terms Preamble, Recital, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” means U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof”, “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section unless expressly stated otherwise; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (1) the corresponding rules and regulations and (2) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; and (l) for the avoidance of doubt, the Effective Date and Disaffiliation Date will be two distinct days.

Section 7.11. Obligations of Parties.  Each obligation of a Provider hereunder to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking (a) if the Provider is not the Company or any of its Affiliates, by AIG to, and to cause such Provider to, take (or refrain from taking) such action and (b) if the Provider is not AIG or any of its Affiliates, by the Company to, and to cause such Provider to, take (or refrain from taking) such action.  Each obligation of a Recipient or any of its Affiliates hereunder to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking (i) if the Recipient is not AIG or any of its Affiliates, by the Company to, and to cause such Recipient or such Affiliate to, take (or refrain from taking) such action, and (ii) if the Recipient is not the Company or any of its Affiliates, by AIG to, and to cause such Recipient or such Affiliates to, take (or refrain from taking) such action.

Section 7.12. Counterparts.  This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:

COREBRIDGE FINANCIAL, INC.

By:
Name:
Title:

Schedule 1.01

Non-Scheduled Services Methodology

The Agreed Price for Migration Services, Knowledge Transfer Services, Third-Party Vendor Services and other services provided under the Agreement which are not Scheduled Services shall be an amount based on time and materials at the then current rates for the personnel of the Party or Subsidiary of such Party that is providing such services, plus the fully-loaded out-of-pocket costs and expenses incurred by the Provider in the provision of such services.

Schedule 2.01-1

Company Received Services

Schedule 2.01-2

AIG Received Services

Schedule 2.02(b)-1

Services AIG Has No Obligation to Provide

Except as otherwise agreed and set forth expressly in Schedule 2.01-1, AIG shall have no obligation to provide the following services pursuant to this Agreement:

Service	Description
Legal	Legal advice or services, including annual Secretary of State and Certificate of Authority renewals and other legal entity management services, regulatory and licensing services.
Tax-related	Tax advice or tax-related services.
Real Estate	Access rights to owned or leased real property.
Risk and Compliance	Services by the AIG risk or compliance functions, or decision-making or filings associated with such services.
Internal Audit	Internal audit services, including any audit services required by regulation.
Investment Management	Investment advisory services.

Schedule 2.02(b)-2

Services the Company Has No Obligation to Provide

Except as otherwise agreed and set forth expressly in Schedule 2.01-2, the Company shall have no obligation to provide the following services pursuant to this Agreement:

Service	Description
Legal	Legal advice or services, including annual Secretary of State and Certificate of Authority renewals and other legal entity management services, regulatory and licensing services.
Tax-related	Tax advice or tax-related services.
Real Estate	Access rights to owned or leased real property.
Risk and Compliance	Services by the AIG risk or compliance functions, or decision-making or filings associated with such services.
Internal Audit	Internal audit services, including any audit services required by law or regulation.
Investment Management	Investment advisory services (which, for the avoidance of doubt, do not include investment-related, non-advisory services, including middle and back-office functions).

Annex A-1

Data Protection Addendum – Affiliates

Annex A-2

Data Protection Addendum – Non-Affiliates